EXHIBIT 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES CASH DIVIDEND
AND APPOINTMENT OF JUDGE JAMES D. HUMPHREY
TO THE BOARD OF DIRECTORS

Lawrenceburg, Ind., January 27, 2011 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share, payable on or about February 25, 2011, to stockholders of record as of the close of business on February 7, 2011.  United Community MHC, the Company’s mutual holding company parent, will waive receipt of the dividend.

The Company also today announced that the Company’s Board of Directors has appointed James D. Humphrey to serve as a director of the Company.  In connection with his appointment, Mr. Humphrey will serve as a member of the Company’s Nominating and Corporate Governance Committee, and was also appointed as a director of the Bank and United Community MHC, the Company’s parent mutual holding company.  Mr. Humphrey has served as the Judge of the Circuit Court of Dearborn and Ohio Counties, Indiana since January 1, 1999.

“We are pleased to welcome Mr. Humphrey to the Board.  The Board of Directors believes that his experience and background make him an ideal candidate to serve on the Board and we look forward to working with him to build shareholder value,” stated William F. Ritzmann, the President and Chief Executive Officer of the Company, the Bank and the MHC.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn County and Ripley County, Indiana.

Contact:         United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822